                                 Exhibit 99.1

SKILLED HEALTHCARE GROUP REPORTS FIRST QUARTER 2011 EPS OF $0.32

FOOTHILL RANCH, Calif. - May 3, 2011 - Skilled Healthcare Group, Inc. (NYSE: SKH) today announced its consolidated financial operating results for the three-month period ended March 31, 2011.

“We are proud of the outstanding performance of our skilled nursing and therapy companies' professional staff as they continue to refine the implementation of MDS 3.0 and RUGS IV. In addition, the teams at our Signature Hospice and Home Care (Signature) companies also continue to demonstrate excellence in patient service while improving operating performance through the successful integration of our legacy hospice business and assets acquired in May 2010 into a cohesive new platform for the Company,” noted Boyd Hendrickson, Chairman and Chief Executive Officer of Skilled Healthcare Group, Inc.

Mr. Hendrickson continued, “We are excited to welcome The Rehabilitation Center of Omaha to the Skilled Healthcare family after acquiring the leasehold interest on April 1. Other recent events include the transfer of operations of five Northern California skilled nursing facilities effective April 1 as well as the expansion of Signature's home health operations into Southern California in March.”

Discussion of Results
Consolidated revenue for the quarter ended March 31, 2011 was $222.6 million, an increase of 17.6% when compared to consolidated revenue of $189.3 million in the first quarter of 2010. Skilled Mix1 increased 150 basis points to 24.5% in the first quarter of 2011 from 23.0% in the first quarter of 2010. Quality mix2 in the first quarter of 2011 increased 430 basis points to 71.2%, compared to 66.9% in the prior year period. The transfer of operations of the five Northern California skilled nursing facilities resulted in approximately $0.8 million of non-recurring charges during the quarter.

Adjusted EBITDA3 was $36.8 million, or 16.5% of consolidated revenue, for the quarter ended March 31, 2011, an increase of nearly 34% compared to $27.5 million, or 14.5 percent of revenue, in the same period a year ago. Adjusted EBITDAR4 was $41.4 million, or 18.6% of consolidated revenue, for the quarter ended March 31, 2011, up 29% compared to $32.1 million, or 16.9% of consolidated revenue, for the quarter ended March 31, 2010.

Adjusted net income5 for the quarter ended March 31, 2011, which excludes the non-recurring items described in the Adjusted Net Income and Adjusted Earnings per Share Reconciliation Table below, totaled $12.8 million, up 44% compared to the net income for the first quarter of 2010. Net income for the three-months ended March 31, 2011, including the non-recurring items, was $11.8 million, or $0.32 per diluted share, up 33% as compared to net income of $8.9 million, or $0.24 per diluted share, in the same period of 2010.

Adjusted earnings per diluted share, excluding the non-recurring items described in the reconciliation tables below, were $0.34 for the quarter ended March 31, 2011, up 42% compared to $0.24 for the same period in 2010.

Long-Term Care Services Segment Results
Revenue for our long-term care services segment in the quarter ended March 31, 2011, was $182.3 million, an increase of $13.1 million, or 7.7%, compared to the same period a year ago. Revenue for this segment represented approximately 82% of consolidated revenue in the first quarter of 2011, compared to approximately 89% in the first quarter of 2010.

Therapy Services Segment Results
Revenue for Hallmark Rehabilitation, our rehabilitation therapy services segment, was $22.2 million for the quarter ended March 31, 2011, an increase of $5.2 million compared to the same period a year ago. Third-party rehabilitation therapy accounted for approximately 10% of our consolidated revenue in the first quarter of 2011, compared to approximately 9% in the first quarter of 2010.

Hospice and Home Health Care Services Segment Results
Revenue for Signature Hospice and Home Health Care, our hospice and home health care services segment, was $18.1 million in the first quarter of 2011, compared to $3.1 million in the first quarter of 2010. Signature's consolidated revenue represented approximately 8.1% of our consolidated revenue in the first quarter of 2011, compared to 1.6% in the first quarter of 2010. The acquisition of nine hospice and home care companies in May 2010 was primarily responsible for the year-over-year increase in revenue. We recently expanded our home health footprint by acquiring a Southern California home health company's assets in March 2011 and expect to accept our first home health patients in that region in May 2011. We also expanded our Montana Hospice company's operations into the Helena area in April 2011.

2011 Guidance
Skilled Healthcare Group, Inc. is revising its previously announced revenue guidance as a result of the April 2011 transfer of operations of five skilled nursing facilities in Northern California, and is reiterating its EBITDA6, EBITDAR6 and earnings per share guidance for 2011. Skilled Healthcare now expects consolidated revenue to be between $857 million and $877 million, EBITDAR to be in the range of $156.2 million to $163.5 million, EBITDA to be in the range of $137.2 million to $144.5 million and net income per common share to be between $1.22 and $1.32. This guidance assumes the following:

•
No change in fiscal 2012 Medicaid rates. Fiscal 2011 rates include a net increase of 2% in California which was effective August 2010, a decrease of 1% in Texas effective February 2011 and a decrease of 10% in Nevada effective February 2011.

•	2011 capital expenditures of approximately $20 million.

•	Average interest rate on outstanding debt of approximately 8%.

•	An effective tax rate of 39%.

•	No additional acquisitions, developments or divestitures.

•	The leasing of five skilled nursing facilities in Northern California to a 3rd party operator.

Conference Call
A conference call and webcast will be held tomorrow, Wednesday, May 4, at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) to discuss Skilled Healthcare Group's consolidated financial results for the first quarter of 2011 and its outlook for the future.

To participate in the call, interested parties may dial (800) 847-9525 within the U.S. and (706) 679-8970 internationally and reference passcode 60453533. Alternatively, interested parties may access the call in listen-only mode via Skilled Healthcare Group's Web site - www.skilledhealthcaregroup.com. A replay of the conference call will be available after 12:00 p.m. Pacific Time on May 4, 2011 via Skilled Healthcare Group's Web site or by dialing (800) 642-1687 within the U.S. and (706) 645-9291 internationally and referencing passcode 60453533. The replay will be available through May 11, 2011.

About Skilled Healthcare Group, Inc.
Skilled Healthcare Group, Inc., based in Foothill Ranch, California, is a holding company with subsidiary healthcare services companies, which in the aggregate had trailing twelve month revenue of approximately

$855 million and approximately 14,600 employees as of March 31, 2011. Skilled Healthcare Group and its wholly-owned companies, collectively referred to as the "Company," operate long-term care facilities and provide a wide range of post-acute care services, with a strategic emphasis on sub-acute specialty health care. The Company operates long-term care facilities in California, Iowa, Kansas, Missouri, Nebraska, Nevada, New Mexico and Texas, including 74 skilled nursing facilities that offer sub-acute care and rehabilitative and specialty health skilled nursing care, and 22 assisted living facilities that provide room and board and social services. In addition, the Company provides physical, occupational and speech therapy in Company-operated facilities and unaffiliated facilities. Furthermore, the Company provides hospice and home health care in Arizona, California, Idaho, Nevada, Montana and New Mexico. The Company leases 5 skilled nursing facilities in California to a third party operator. References made in this release to "Skilled Healthcare," "the Company," "we," "us" and "our" refer to Skilled Healthcare Group, Inc. and each of its wholly-owned companies. More information about Skilled Healthcare is available at its Web site -- www.skilledhealthcaregroup.com.

Footnotes

(1)
Skilled mix represents the number of Medicare and non-Medicaid managed care patient days at our skilled nursing facilities divided by the total number of patient days at our skilled nursing facilities for any given period.

(2)	Quality mix represents non-Medicaid revenue as a percentage of total revenue.

(3)
Adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, reflects the non-GAAP adjustments to net income that are reflected in the reconciliation tables of this press release.

(4)	Adjusted EBITDAR is Adjusted EBITDA excluding facility rent expense as reflected in the reconciliation tables of this press release.

(5)	Adjusted net income reflects the non-GAAP adjustments to net income that are reflected in the reconciliation table of this press release.

(6)
EBITDA is net income before depreciation, amortization and interest expense (net of interest income) and the provision for (benefit from) income taxes. EBITDAR is EBITDA excluding facility rent expense.

Forward-Looking Statements
This release includes "forward-looking statements." You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue" or "pursue," or the negative or other variations thereof or comparable terminology. In particular, they include the guidance for 2011 full year consolidated revenue, EBITDAR, EBITDA and earnings per common share and our expectations regarding when we will admit our first home health patients in Southern California. These forward-looking statements are based on current expectations and projections about future events, including the assumptions stated in this release.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the factors described in Skilled Healthcare's Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein) and in our subsequent reports on Form 10-Q and Form 8-K.

Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

Skilled Healthcare Group, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended March 31,
	2011	2010
Revenue	$222,578	$189,319
Expenses:
Cost of services (exclusive of rent cost of revenue and
depreciation and amortization shown below)	175,461	151,705
Rent cost of revenue	4,570	4,581
General and administrative	6,893	6,351
Depreciation and amortization	6,145	5,944
	193,069	168,581

Other income (expenses):
Interest expense	(9,946)	(7,284)
Interest income	175	228
Other expense	(324)	(4)
Equity in earnings of joint venture	554	797
Total other expenses, net	(9,541)	(6,263)
Income before provision for income taxes	19,968	14,475
Provision for income taxes	8,124	5,594
Net income	$11,844	$8,881

Earnings per share, basic:
Earnings per share	$0.32	$0.24
Earnings per share, diluted:
Earnings per share	$0.32	$0.24

Weighted-average common shares outstanding, basic	37,079	36,962
Weighted-average common shares outstanding, diluted	37,326	37,037

Skilled Healthcare Group, Inc.
Condensed Consolidated Balance Sheet and Cash Flow Data
(In thousands)
(Unaudited)

	March 31, 2011	December 31, 2010
Balance Sheet Data:
ASSETS
Cash and cash equivalents	$940	$4,192
Other current assets	146,715	144,633
Property and equipment, net	383,429	387,322
Other assets	410,027	408,143
Total assets	$941,111	$944,290

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities less current portion of long-term debt	$82,623	$90,298
Current portion of long-term debt	6,689	5,742
Other long-term liabilities	60,300	56,449
Long-term debt, less current portion	501,430	514,221
Stockholders’ equity	290,069	277,580
Total liabilities and stockholders’ equity	$941,111	$944,290

	Three Months Ended March 31,
	2011	2010
Cash Flows from Continuing Operations
Net cash provided by operating activities	$11,875	$18,138
Net cash used in investing activities	(2,517)	(9,698)
Net cash used in financing activities	(12,610)	(9,861)
Increase in cash and equivalents	(3,252)	(1,421)
Cash and cash equivalents at beginning of period	4,192	3,528
Cash and cash equivalents at end of period	$940	$2,107

Skilled Healthcare Group, Inc.
Consolidated Key Performance Indicators
(Unaudited)

The following table summarizes our key performance indicators, along with other statistics, for each of the dates or periods indicated:

	Three Months Ended March 31,
	2011	2010
Occupancy statistics (skilled nursing
facilities):
Available beds in service at end of period	9,179	9,242
Available patient days	824,753	832,518
Actual patient days	690,808	697,541
Occupancy percentage	83.8%	83.8%
Skilled mix	24.5%	23.0%
Average daily number of patients	7,676	7,751

Hospice average daily census	992	217
Home health episodic-based admissions	978	—
Home health episodic-based recertifications	149	—

EBITDA (in thousands)	$35,884	$27,475
Adjusted EBITDA (in thousands)	$36,801	$27,475
Adjusted EBITDA margin	16.5%	14.5%
Adjusted EBITDAR (in thousands)	$41,371	$32,056
Adjusted EBITDAR margin	18.6%	16.9%

Revenue per patient day (skilled nursing
facilities prior to intercompany eliminations)
LTC only Medicare (Part A)	$577	$497
Medicare blended rate (Part A & B)	630	557
Managed care	391	380
Medicaid	153	149
Private and other	175	170
Weighted-average for all	$254	$234

Revenue from (total company):
Medicare	39.6%	34.8%
Managed care, private pay, and other	31.6	32.1
Quality mix	71.2	66.9
Medicaid	28.8	33.1
Total	100.0%	100.0%

Skilled Healthcare Group, Inc. Facility Ownership

	As of March 31,
	2011	2010
Facilities:
Skilled nursing facilities (at end of period):
Owned	57	54
Leased	21	24
Total skilled nursing facilities	78	78
Total licensed beds	9,564	9,704
Assisted living facilities (at end of period):
Owned	20	20
Leased	2	2
Total assisted living facilities	22	22
Total licensed beds	1,264	1,250
Total facilities (at end of period)	100	100
Percentage owned facilities (at end of period)	77.0%	74.0%

Skilled Healthcare Group, Inc.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR
(In thousands, unaudited)

	Three Months Ended March 31,
	2011	2010
Net Income	$11,844	$8,881
Interest expense, net of interest income	9,771	7,056
Provision for income taxes	8,124	5,594
Depreciation and amortization expense	6,145	5,944
EBITDA	35,884	27,475
Disposal of asset	290	—
Transaction cost	242	—
Exit costs related to Northern California divestiture	385	—
Adjusted EBITDA	36,801	27,475
Rent cost of revenue	4,570	4,581
Adjusted EBITDAR	$41,371	$32,056

Skilled Healthcare Group, Inc.
Adjusted Earnings Reconciliation
(in thousands, except per share data)
(unaudited)

Three Months Ended March 31, 2011
Income from continuing operations	$19,968
Disposal of assets	290
Transaction cost	242
Exit costs related to Northern California divestiture	385
Adjusted income from continuing operations before provision for income taxes	20,885
Provision for income taxes	8,500
Add back tax credit valuation allowance related to Northern California divestiture	(388)
Adjusted net income(5)	$12,773

Weighted-average common shares outstanding, basic	37,079
Weighted-average common shares outstanding, diluted	37,326
Adjusted net income per share, diluted	$0.34
Effective tax rate	40.7%

Skilled Healthcare Group, Inc.
Reconciliation of Forecasted Net Income to Forecasted EBITDA and Forecasted EBITDAR
Year Ending December 31, 2011
(in millions, except per share data)

	Outlook
	Low	High
Net income	$45.3	$49.0
Interest expense, net of interest income and other	37.2	38.2
Provision for income taxes	29.2	31.1
Depreciation and amortization expense	25.5	26.2
EBITDA	137.2	144.5
Rent cost of revenue	19.0	19.0
EBITDAR	$156.2	$163.5
Diluted earnings per share (assumes 37.2 million shares outstanding)	$1.22	$1.32

We believe that a report of EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR provides consistency in our financial reporting and provides a basis for the comparison of results of core business operations between our current, past and future periods. EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR are primary indicators management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business from period-to-period without the effect of U.S. GAAP, expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our business. We also use EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR to benchmark the performance of our business against expected results, analyzing year-over-year trends as described below and to compare our operating performance to that of our competitors.

Management uses EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR to assess the performance of our core business operations, to prepare operating budgets and to measure our performance against those budgets on a consolidated and segment level. Segment management uses these metrics to measure performance on a facility-by-facility level. We typically use Adjusted EBITDA and Adjusted EBITDAR for these purposes on a consolidated basis as the adjustments to EBITDA and EBITDAR are not generally allocable to any individual business unit and we typically use EBITDA and EBITDAR to compare the operating performance of each skilled nursing and assisted living facility, as well as to assess the performance of our operating segments. EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR are useful in this regard because they do not include such costs as interest expense (net of interest income), income taxes, depreciation and amortization expense, rent cost of revenue (in the case of EBITDAR and Adjusted EBITDAR) and special charges, which may vary from business unit to business unit and period-to-period depending upon various factors, including the method used to finance the business, the amount of debt that we have determined to incur, whether a facility is owned or leased, the date of acquisition of a facility or business, the original purchase price of a facility or business unit or the tax law of the state in which a business unit operates. These types of charges are dependent on factors unrelated to the underlying business unit performance. As a result, we believe that the use of EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR provides a meaningful and consistent comparison of our underlying businesses and facilities between periods by eliminating certain items required by U.S. GAAP which have little or no significance to their day-to-day operations.

Investor Contact:
Skilled Healthcare Group, Inc.
Dev Ghose or Chris Felfe
(949) 282-5800